Exhibit 99.1

Quest Resource Reports 2015 Results

Expanded portfolio of customers to over 90,000 user service locations

The Colony, Texas – March 14, 2016 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the fourth quarter and year ended December 31, 2015.

Full-Year 2015 Operational Highlights

•	Expanded portfolio of customers to over 90,000 user service locations (user service locations = number of customers x locations per customer x services per location) with the addition of key accounts within the retail, restaurant, grocery chain, and automotive industries

•	Revenue slightly declined in 2015, but grew 16.0% excluding the $32.0 million commodity decline in used motor oil and cooking oil

•	Increased annual gallons of used motor oil collected for recycling to approximately 40 million in 2015 from 23 million gallons in 2014

Subsequent to the end of the fourth quarter, the Board of Directors appointed Ray Hatch as President and Chief Executive Officer.

Ray Hatch, President and Chief Executive Officer, commented, “I am very excited to have accepted the responsibility of leading Quest and have already had an intense and instructive time immersing myself into the business.”

Full-Year Financial Results

Revenue

For the year ended December 31, 2015, revenue was $170.1 million, a decrease of $4.4 million, or 2.5%, compared with $174.5 million for the year ended December 31, 2014. The decrease was primarily due to a decline in used motor oil and cooking oil commodity values of approximately $32.0 million for the year ended December 31, 2015, largely offset by a combination of new and expanded services with customers added in 2015 and 2014 of approximately $26.5 million. Revenue grew 16.0% excluding the $32.0 million commodity decline, and user service locations expanded to approximately 90,000.

Cost of Revenue and Gross Profit

Cost of revenue decreased $3.7 million to $156.5 million for the year ended December 31, 2015 from $160.2 million for the year ended December 31, 2014. Gross profit decreased $627,000 to $13.6 million from $14.3 million in 2014. The decrease related primarily to the decline in the cost of commodities in 2015, partially offset by the increase related primarily to a combination of new locations and expanded services with customers added in 2015 and 2014. In addition, there was increased cost of certain contracted services of $498,000 in the fourth quarter of 2015.

Operating Expenses

For the year ended December 31, 2015, operating expenses increased $2.7 million to $20.9 million from $18.2 million for fiscal 2014. The increase was primarily related to an increase in selling, general, and administrative expenses for servicing an increased number of customer locations in the year ended December 31, 2015 and expenses related to the office relocation in September 2015. Additionally, the year ended December 31, 2014 included an expense reduction of approximately $554,000 as a result of the sublease of our former headquarters that did not recur in 2015. Operating expenses also included depreciation and amortization of $4.6 million and $3.8 million for the years ended December 31, 2015 and 2014, respectively. The increase for the year ended December 31, 2015 primarily related to amortization of software development costs capitalized subsequent to 2014 and $566,000 related to the cessation of the Earth911 e-commerce marketplace website during the fourth quarter of 2015.

Net Loss and Net Loss per Share

Net loss for the year ended December 31, 2015 was $7.4 million compared with a net loss of $9.9 million for the year ended December 31, 2014. Net loss per basic and diluted share was $(0.07) for the year ended December 31, 2015 compared with a net loss per basic and diluted share of $(0.10) for the year ended December 31, 2014. Increases in cost of revenue and operating expenses was partially offset for the year ended December 31, 2015 by the decrease in interest expense of $4.1 million to $218,000 from $4.3 million for 2014.

EBITDAS

Adjusted EBITDAS was a loss of $1.3 million for the year ended December 31, 2015 compared with Adjusted EBITDAS of $1.4 million for the year ended December 31, 2014. (See attached table “Reconciliation of Net Loss to Adjusted EBITDAS.”)

Balance Sheet Summary

As of December 31, 2015, Quest had $3.0 million in cash and cash equivalents compared with $3.2 million as of December 31, 2014. Working capital was $2.1 million as of December 31, 2015 compared with $1.3 million as of December 31, 2014.

Quest added capacity to its line of credit in July 2015 with the increase of the aggregate revolving credit commitment to $15.0 million.

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a certain non-GAAP financial measure, “Adjusted EBITDAS”, is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both GAAP measures that include: (i) depreciation and amortization, (ii) interest and other expense, (iii) stock-based compensation expense, and (iv) income tax expense, and non-GAAP measures that exclude such information. Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP measures. (See attached table “Reconciliation of Net Loss to Adjusted EBITDAS.”)

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables. Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling.

Investor Relations Contact:

Ross DiMaggio

Union Square Associates

212.675.2100

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$44,232	$46,798	$170,139	$174,454
Cost of revenue	40,812	43,223	156,498	160,186

Gross profit	3,420	3,575	13,641	14,268
Selling, general, and administrative	4,506	4,412	16,301	14,384
Depreciation and amortization	1,628	965	4,568	3,827

Total operating expenses	6,134	5,377	20,869	18,211

Operating loss	(2,714)	(1,802)	(7,228)	(3,943)
Interest and other expense	(55)	(36)	(218)	(5,955)
Income tax expense	—	—	—	—

Net loss	$(2,769)	$(1,838)	$(7,446)	$(9,898)

Net loss applicable to common stockholders	$(2,769)	$(1,838)	$(7,446)	$(9,898)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.10)

Weighted average number of common shares outstanding:
Basic and diluted	111,751	111,601	111,693	100,554

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net loss	$(2,769)	$(1,838)	$(7,446)	$(9,898)
Depreciation and amortization	1,631	965	4,572	3,827
Interest and other expense	55	36	218	5,955
Stock-based compensation expense	384	424	1,316	1,548
Income tax expense	—	—	—	—

Adjusted EBITDAS	$(699)	$(413)	$(1,340)	$1,432

BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$2,989	$3,155
Accounts receivable, less allowance for doubtful accounts of $587 and $761 as of December 31, 2015 and 2014, respectively	33,299	29,632
Prepaid expenses and other current assets	947	684

Total current assets	37,235	33,471

Goodwill	58,337	58,337
Intangible assets, net	11,828	15,116
Property and equipment, net, and other assets	1,609	753

Total assets	$109,009	$107,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$5,250
Accounts payable and accrued liabilities	34,847	26,622
Deferred revenue and other current liabilities	329	282

Total current liabilities	35,176	32,154

Line of credit	4,000	—
Other long-term liabilities	341	45

Total liabilities	39,517	32,199

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of December 31, 2015 and 2014	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 111,788 and 111,601 shares issued and outstanding as of December 31, 2015 and 2014, respectively	112	112
Additional paid-in capital	152,249	150,789
Accumulated deficit	(82,869)	(75,423)

Total stockholders’ equity	69,492	75,478

Total liabilities and stockholders’ equity	$109,009	$107,677

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